UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                        (Amendment No.           )*

                      MICROWARE SYSTEMS CORPORATION
                            (Name of Issuer)

                       Common Stock, no par value
                     (Title of Class of Securities)

                               595150 10 3
                              (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).












                              Page 1 of 4 Pages

                               SCHEDULE 13G

|------------------------------|          |---------------------------|
|  CUSIP No.   595150 10 3     |          |  Page 2 of  4 Pages       |
|            --------------    |          |      ---   ---            |
|------------------------------|          |---------------------------|


|---------------------------------------------------------------------|
| 1     NAME OF REPORTING PERSON                                      |
|      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON              |
|        Edgewater Private Equity Fund, L.P.                          |
|---------------------------------------------------------------------|
| 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             |
|                                                          (a) /   /  |
|             N/A                                          (b) /   /  |
|---------------------------------------------------------------------|
| 3     SEC USE ONLY                                                  |
|                                                                     |
|---------------------------------------------------------------------|
| 4     CITIZENSHIP OR PLACE OF ORGANIZATION                          |
|                                                                     |
|              Iowa                                                   |
|---------------------------------------------------------------------|
|  NUMBER OF    |  5 |     SOLE VOTING POWER                          |
|  SHARES       |    |         748,639                                |
|  BENEFICIALLY |----|------------------------------------------------|
|  OWNED BY     |  6 |    SHARED VOTING POWER                         |
|  EACH         |    |         N/A                                    |
|  REPORTING    |----|------------------------------------------------|
|  PERSON       |  7 |    SOLE DISPOSITIVE POWER                      |
|  WITH         |    |         748,639                                |
|               |----|------------------------------------------------|
|               |  8 |   SHARED DISPOSITIVE POWER                     |
|               |    |         N/A                                    |
|---------------------------------------------------------------------|
| 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON |
|           748,639                                                   |
|---------------------------------------------------------------------|
| 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        |
|        CERTAIN |SHARES*    /  /                                     |
|          N/A                                                        |
|---------------------------------------------------------------------|
| 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              |
|           5.4                                                       |
|---------------------------------------------------------------------|
| 12     TYPE OF REPORTING PERSON*                                    |
|            PN                                                       |
|---------------------------------------------------------------------|


*SEE INSTRUCTION BEFORE FILLING OUT!

Item 1 (a)  Name of Issuer: Microware Systems Corporation

Item 1 (b)  Address of Issuer's Principal Executive Offices:

            1900 NW 114th Street, Des Moines, Iowa 50325

Item 2 (a)  Name of Person Filing:   Edgewater Private Equity Fund, L.P.

Item 2 (b)  Address of Principal Business Office, or, if none,
            Residence:

            666 Grand Ave., Suite 200
            Des Moines, Iowa 50309

Item 2 (c)  Citizenship:      Iowa

Item 2 (d)  Title of Class of Securities:

            Common Stock, no par value

Item 2 (e)  CUSIP Number:    595150 10 3

Item 3      Not applicable.  (This Schedule is filed pursuant to Rule
            13d-1(c).)

Item 4      Ownership:

            The following information is provided as of December 31, 1996:

            (a)  Amount Beneficially Owned: 748,639 shares.

            (b)  Percent of Class:    5.4%

            (c)  Undersigned has sole power to vote 748,639 shares.





















                          Page 3 of 4 Pages

Item 5       Ownership of Five Percent or Less of a Class:

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6       Ownership of More than Five Percent on Behalf of Another
             Person:

             Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

             Not applicable.

Item 8       Identification and Classification of Members of the Group:

             Not applicable.

Item 9       Notice of Dissolution of Group:

             Not applicable.

Item 10      Certification:

             Not applicable.

Signature
---------

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                    February 13,  1997
                           ---------------------------------------
                                              Date

                           EDGEWATER PRIVATE EQUITY FUND, L.P.

                           By:         /s/ JAMES A. GORDON
                              ------------------------------------
                                        James A. Gordon
                                        General Partner


Attention:  Intentional misstatements or omissions of fact constitute
            Federal criminal violations (See 18 U.S.C. 1001).



                          Page 4 of 4 Pages